PROSPECTUS SUPPLEMENT dated November 20, 1997
to Prospectus dated April 8, 1997

                        THE CHASE MANHATTAN CORPORATION

    	The Prospectus of The Chase Manhattan Corporation dated April 8, 1997 (the "Prospectus") is hereby supplemented by the addition of the following:

    	1.	The section entitled "DESCRIPTION OF COMPANY DEBT SECURITIES--Company
Senior Securities" is hereby amended by the addition of the following description of the principal terms of the Company Senior Securities (as defined in the Prospectus) issued since the date of the Prospectus:

Terms and Provisions of Senior Medium-Term Notes, Series C

    	Set forth below is a table indicating the issuance date and the maturity date of the $515,000,000 aggregate principal amount of Senior Medium Term Notes, Series C (the "Senior Series C Notes") issued since the date of the Prospectus. The Senior Series C Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below. The Senior Series C Notes have either (a) fixed interest rates or (b) floating interest rates which are reset periodically be reference to an interest rate basis or formula.

Issuance Date	     Principal Amount	     Maturity Date		   Rate
-------------      ----------------      -------------     ----
June 26, 1997	     $100,000,000		        June 26, 2000		   LIBOR Telerate
							                                                   	reset monthly
							                                                   	+ 0.02%

August 5, 1997	    $300,000,000		        August 5, 2027		  Zero coupon.
						                                                   		Redeemable at
						                                                   		prices varying
							                                                   	with the
						                                                   		redemption date
					                                                   			beginning
						                                                   		August 5, 2002

August 15, 1997	   $115,000,000		        August 15, 2017		 Zero coupon.
							                                                   	Redeemable at
						                                                   		prices varying
						                                                   		with the
						                                                   		redemption date
					                                                   			beginning
						                                                   		August 15, 2001

    	2.	The section entitled "DESCRIPTION OF COMPANY DEBT SECURITIES--Company
 Subordinated Securities" is hereby amended by the addition of
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the following description of the principal terms of the Company Subordinated
Securities (as defined in the Prospectus) issued since the date of the
Prospectus:

Terms and Provisions of 7 1/4% Subordinated Notes Due 2007

     The 7 1/4% Subordinated Notes Due 2007 (the "7 1/4% 2007 Notes") are limited to $300,000,000 aggregate principal amount and will mature on June 1, 2007. The 7 1/4% 2007 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/4% 2007 Notes. The 7 1/4% 2007 Notes bear interest from May 21, 1997, payable semiannually in arrears on each June 1 and December 1, commencing December 1, 1997 to the persons in whose names the 7 1/4% 2007 Notes are registered at the close of business on the fifteenth day of May or November preceding such June 1 or December 1.

Terms and Provisions of 7 1/8% Subordinated Notes Due 2009

     The 7 1/8% Subordinated Notes Due 2009 (the "7 1/8% 2009 Notes") are limited to $250,000,000 aggregate principal amount and will mature on June 15, 2009. The 7 1/8% 2009 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/8% 2009 Notes. The 7 1/8% 2009 Notes bear interest from June 12, 1997, payable semiannually in arrears on each June 15 and December 15, commencing December 15, 1997 to the persons in whose names the 7 1/8% 2009 Notes are registered at the close of business on the first day of June or December preceding such June 15 or December 15.

Terms and Provisions of Subordinated Medium-Term Notes, Series A

    	Set forth below is a table indicating the issuance date and the maturity date of the $170,000,000 aggregate principal amount of Subordinated Medium Term Notes, Series A (the "Subordinated Series A Notes") issued since the date of the Prospectus. The Subordinated Series A Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below. The Subordinated Series A Notes have either
(a) fixed interest rates or (b) floating interest rates which are reset periodically be reference to an interest rate basis or formula.

Issuance Date		       Principal Amount	    Maturity Date		        Rate
-------------         ----------------     -------------          ----
September 24, 1997   	$100,000,000		       September 15, 2006	    6.75%

November 5, 1997	     $20,000,000		        November 5, 2012	      7.00%

November 20, 1997	    $25,000,000		        November 20, 2017	     7.00%

December 4, 1997	     $25,000,000		        December 15, 2017	     7.00%